EXHIBIT 5(B)

                        THE MICHIGAN HERITAGE FUND

                            ADVISORY AGREEMENT


    This ADVISORY AGREEMENT (the "Agreement") is made as of the 19th day of February, 1997, by and between Declaration Fund (the "Trust"), a
Pennsylvania Business Trust, with respect to the The Michigan Heritage Fund (the "Fund"), a separate series of the Trust, and Dickinson Asset
Management, Inc. (the "Advisor"), a Michigan Corporation.

The Trust, and the Advisor hereby agree as follows:

    1. Duties of the Advisor. The Advisor shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the Fund's portfolio, the nature and timing of the changes therein and the manner of implementing such changes and (ii) provide the Trust, with respect to the Fund, and/or the Trust's Board of Trustees with such investment advisory research and related services as the Trust, and/or the Trust's Board of Trustees may, from time to time, reasonably require. The Advisor shall perform such duties in accordance with the applicable provisions of the Trust's Declaration of Trust, Trust By-laws and current Fund prospectus and statement of additional information, and any directions it may receive from the Trust's Board of Trustees.

    2. Expenses Payable by the Fund. The Fund shall distribute its own shares in accordance with the terms of the DISTRIBUTION AGREEMENT dated February 19, 1997 between the Advisor, the Trust with respect to the Fund, and Declaration Distributors, Inc. (the "Distributor"); and the DISTRIBUTION PLAN dated February 19, 1997 between the Trust with respect to the Fund, the Advisor, and the Distributor adopted pursuant to the provisions of Rule 12b-1 under Section 12(b) of the Investment Company Act of 1940. An annual fee equal to 1/4 of 1% of the average daily net asset value of the Fund shall be paid to the Distributor pursuant to the terms of the Distribution Plan. The Distributor may also, in the future, determine to enter into share distribution agreements with one or more registered broker-dealers for the distribution of Fund shares.

    The Trust shall also pay out of Fund assets all administrative and other costs and expenses incurred in connection with its operations and transactions not specifically assumed by Declaration Distributors, Inc. or Declaration Service Company, including, without limitation, transfer agent and custodian fees; legal and audit expenses; expenses relating to the redemption of its shares; expenses of holding annual shareholder meetings; expenses relating to the servicing of shareholder accounts; fees and expenses incurred in connection with the printing and distribution of its proxy statements, stockholders reports and notices; trade association fees; cost of supplies and postage; fees and expenses relating to the registration of the Fund's shares under federal and state laws and regulations; applicable federal, state and local taxes; insurance premiums; the costs of personnel necessary to maintain the Fund's records, perform daily pricing and service shareholder requests: taxes, interest and brokerage commissions; and such nonrecurring expenses as may arise including actions, suits or proceedings to which the Fund, as a series of the Trust, is a party and the legal obligation that the Fund may have to indemnify the Trust's trustees and officers with respect thereto.

    The Trust will pay out of Fund assets its' proportionate share of the fees and expenses of the non interested Trustees of the Trust.

    3. Expenses Payable by the Advisor. The Advisor shall furnish, without expense to the Fund, the services of those of the Advisor's officers and full-time employees who may be duly elected executive officers or trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law, and shall pay it's proportional share of all of the salaries, fees and expenses of the Trust's interested Trustees, president, vice-presidents, secretary and treasurer and the salaries, fees and expenses of all personnel who perform services related to research and investment activities on behalf of the Fund.

    The Advisor has agreed that if the aggregate expenses of the Fund including the management fee but excluding taxes, interest, brokerage commissions and extraordinary items, should exceed 2.5% of the average daily net assets of the Fund (based on a determination of the Fund's net asset value on the last business day of each month of the year) then such excess expenses will be reimbursed to the Fund by the Advisor but only to the extent of the management fee.

    4. Compensation of the Advisor. The Fund shall pay to the Advisor and the Advisor shall accept as compensation for the services provided by the Advisor an annual fee of 1.00% of average daily net assets.

    The fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Advisor on the first business day of the next succeeding calendar month. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

    5. Brokerage Commissions. The Advisor, in carrying out its duties, is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, or a broker/dealer, an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, or broker/dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such member, or broker/dealer, viewed in terms of either that particular transaction or the Advisor's overall responsibilities with respect to the accounts as to which it exercises investment discretion (as such term is defined in the Securities Exchange Act of 1934, as amended).

    6. Limitations on the Employment of the Advisor. The services of the Advisor to the Fund shall not be deemed exclusive, and the Advisor may engage in any other business or render similar or different services to others so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Advisor to engage in any other business or to devote its time and attention, in part, to any other business, whether of a similar or dissimilar nature, so long as this Agreement or any extension, renewal or amendment remains thereof in effect. The Advisor shall be the only investment advisor to the Fund, subject to the Advisor's right to enter into sub-advisory agreements. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder, and shall not be responsible for any action of or direction by the Trust's Board of Trustees, or any committee thereof, or any omission by any of them, unless such action or omission has been caused by the Advisor's negligence, willful malfeasance, bad faith or reckless disregard of its obligations and duties under this Agreement.

    7. Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective on February 19, 1997, the requirements of the Investment Company Act of 1940 having been satisfied, and shall continue in effect until February 19, 1999, unless sooner terminated. It shall continue, in effect, automatically for successive annual periods, provided that such continuance is specifically approved at least annually either by (a) the vote of a majority of the Trust's Board of Trustees cast in person at a meeting called for the purpose of voting on such Agreement provided, that the continuance is also approved by a majority of such Trustees who are not parties to this Agreement or "interested persons" (as such term is defined in the Investment Company Act of 1940) of any such party or (b) the vote of a majority of the Fund's outstanding voting shares. This Agreement may be terminated at any time, without the payment of any penalty, on 60 days prior written notice by the vote of a majority of the Fund's outstanding voting securities or by the vote of a majority of the Trust's Board of Trustees or by the Advisor, and will automatically terminate in the event of its "assignment" (as such term is defined in the Investment Company Act of 1940). Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office as follows:


                             (a)  if to the Trust with respect to
                                  The Michigan Heritage Fund:

                                  Declaration Trust
                                  555 North Lane, Suite 6160
                                  Conshohocken, PA 19428
                                  ATTN: Terence P. Smith, Secretary

                             (b)   if to the Advisor:

                                   Dickinson Asset Management, Inc.
                                   301 MAC Avenue
                                   E. Lansing, MI 48823
                                   ATTN: Mr. C. David Dickinson

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


DECLARATION FUND, with respect to
The Michigan Heritage Fund


/S/ Terence P. Smith
-----------------------------------
    Mr. Terence P. Smith, Secretary



DICKINSON ASSET MANAGEMENT, INC.

/S/ C. David Dickinson
-------------------------------------
    Mr. C. David Dickinson, President